Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK                        Shire
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


13.05  BST 8.05am EDT

                      FDA response to Noven METHYPATCH(R)*

Basingstoke, UK - 28 April 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) notes today's announcement by Noven Pharmaceuticals, Inc. that it has received a `not approvable' letter from the U.S. FDA (Food & Drug Administration) in response to its New Drug Application (NDA) for METHYPATCH(R)*.

Shire recently acquired the worldwide sales and marketing rights to METHYPATCH, which is the first ever transdermal delivery system for the once daily treatment of ADHD (attention deficit and hyperactivity disorder).

Says President and CEO of Shire US Inc., Bill Nuerge:

"This is a surprising and disappointing response to Noven's NDA. Based on the data submitted to date, the FDA considers the submission `not approvable'. Noven will meet with the FDA in the near future in order to understand fully the nature of the FDA's concerns and discuss the next steps for METHYPATCH. Shire will in turn discuss with Noven the most appropriate way forward."

When Shire acquired the rights to METHYPATCH, it did so on a phased payment basis dependent on the approval steps for this product.


Ends


For further information please contact:

Global (outside US and Canada)

Gordon Ngan - Investor Relations                   +44 1256 894 160

Jessica Mann - Media                               +44 1256 894 280

US & Canada

Michele Roy - Media                                +1 450 978 7876



Notes to editors

* registered trademark of Noven Pharmaceuticals, Inc.


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Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), oncology, gastro-intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, patents, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL(R)), the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise, and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.